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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
Le Groupe Videotron Ltee                      (Month/Day/Year)               OpTel, Inc (OTEL)                  (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)             5/19/99                 5. Relationship of Reporting        -----------------------
300 Viger Avenue East                      ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                      Form filed by
Montreal, Quebec H2X 3W4                      (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                      X  Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Class A Common Stock                                 349,559                         I                          (1)
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Class B Common Stock                               9,268,236                         I                          (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                                                                                       Page 1 of 3

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Series A Preferred Stock         8/29/99    N/A    Class B Common Stock  9,767,532(2)   16.00(3)         I            (1)
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Explanation of Responses:

(1) These shares are owned directly by VPC Corporation, a ten percent owner of the Issuer, and indirectly by Le Groupe Videotron
Ltee, the indirect parent of VPC Corporation.

(2) Based upon an assumed initial public offering price of $16.00 per share.

(3) Assumed initial public offering price.


                                                                                     /s/ FRANCOIS RAMSAY               May 18, 1999
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                         Francois Ramsay

Note. File three copies of this Form, one of which must be manually signed.          as Vice President of               Page 2 of 3
      If space is insufficient, See Instruction 6 for procedure.                     Le Group Vidertron    Ltee      SEC 1473 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            JOINT FILER INFORMATION

Name:                      VPC CORPORATION

Address:                   300 VIGER AVENUE EAST
                           MONTREAL, QUEBEC H2X 3W4
                           CANADA

Designated Filer:          LE GROUPE VIDEOTRON LTEE


Issuer & Ticker Symbol:    OPTEL, INC. (OTEL)

Date of Event
   Requiring Statement:

Signature:         /s/ JAYNE L. STOWELL
                   --------------------
                   Jayne L. Stowell
                   as Director
                   of VPC CORPORATION